UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2013

ENCORE CAPITAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26489	48-1090909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3111 Camino Del Rio North, Suite 1300, San Diego, California	92108
(Address of Principal Executive Offices)	(Zip Code)

(877) 445-4581

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Securities Purchase Agreement

In accordance with the Securities Purchase Agreement (the “Original Agreement”), dated as of May 29, 2013, between Encore Capital Group, Inc. (“Encore”) and JCF III Europe S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée) (“Seller”), Encore assigned certain of its rights and obligations under the Original Agreement to Encore Europe Holdings S.À R.L. (“Encore Europe”), a Luxembourg private limited liability company (société à responsabilité limitée) and wholly owned subsidiary of Encore, on June 28, 2013.

On July 1, 2013, Encore Europe and Seller entered into an Amendment to Securities Purchase Agreement (the “Amendment”) to modify certain provisions of the Original Agreement, which governs Encore Europe’s purchase of certain securities in Janus Holdings Luxembourg S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée) and Seller’s wholly owned subsidiary (“Janus Holdings”), formed for the purpose of holding substantially all of Seller’s interests in Cabot Holdings S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée) (“Holdings”), which is the indirect holding company of Cabot Credit Management Limited (“Cabot”).

As a result of an agreement between Seller and Holdings to redeem from Seller certain bridge preferred equity certificates of Holdings with a face value of £24,603,645 (the “Redeemed Bridge PECs”), the Amendment reduced the face value of the E Bridge PECs issued by Janus Holdings and purchased by Encore Europe from £22,545,000 to £10,218,574, and provided for a corresponding reduction in the purchase price from approximately £127.6 million to approximately £115.1 million. Under the terms of the Amendment, Encore Europe has the option to purchase from Seller a portion of the Redeemed Bridge PECs in the event that they are not redeemed on or prior to August 30, 2013.

Investors Agreement

On July 1, 2013, Encore Europe and Seller, among others, entered into an Investors Agreement (the “Investors Agreement”), that governs the relationship between Encore Europe and Seller as the investors in Janus Holdings. The Investors Agreement provides Encore Europe with the right to designate the majority of the members of the board of directors of each of Cabot, Holdings and Janus Holdings. Direct or indirect transfers of interests in Janus Holdings by one investor will require the prior approval of the other, except for certain permitted transfers to affiliates, or those pursuant to certain exit provisions. In general, the exit provisions provide Encore Europe with the right to acquire the remaining interests in Janus Holdings and Holdings during the period from the fourth anniversary to the sixth anniversary of closing.

The foregoing summaries of the Amendment and the Investors Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the documents, copies of which will be filed with Encore’s Quarterly Report on Form 10-Q for the period ending on June 30, 2013.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 1, 2013, Encore Europe completed the acquisition contemplated by the Original Agreement (as amended by the Amendment, the “Purchase Agreement”). Pursuant to the terms and conditions of the Purchase Agreement, Encore Europe purchased from Seller: (i) E Bridge preferred equity certificates issued by Janus Holdings with a face value of £10,218,574 (and any accrued interest thereof) (the “E Bridge PECs”), (ii) E preferred equity certificates issued by Janus Holdings with a face value of £96,729,661 (and any accrued interest thereof) (the “E PECs”), (iii) 3,498,563 E shares of Janus Holdings (the “E Shares”), and (iv) 100 A shares of Holdings, for an aggregate purchase price of approximately £115.1 million. The E Bridge PECs, E PECs, and E Shares represent 50.1% of all of the issued and outstanding equity and debt securities of Janus Holdings. The E Bridge PECs rank ahead of the E PECs and may be redeemed at any time prior to June 18, 2014. Any E Bridge PECs that remain unredeemed as of June 18, 2014, will be converted into E Shares and E PECs in proportion to the number of E Shares and E PECs issued on the closing date. The E Bridge PECs and E PECs accrue interest at 12% per annum.

The foregoing summary of certain terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which will be filed with Encore’s Quarterly Report on Form 10-Q for the period ending on June 30, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: July 8, 2013	/s/ Paul Grinberg
Paul Grinberg Executive Vice President, Chief Financial Officer and Treasurer